Exhibit 99.6

[UNITY BANCORP LOGO]

NOMINEE HOLDER CERTIFICATION FORM

The undersigned, a bank, broker, trustee, depositary or other nominee holder of subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock, no par value (the “Common Stock”), of Unity Bancorp, Inc. (the “Company”) pursuant to a rights offering (the “Rights Offering”) by the Company to the holders of record of its Common Stock, as of the close of business on                        2014, as described in the Company’s Prospectus dated [    ], 2014 (the “Prospectus”), hereby certifies to the Company and to Registrar and Transfer Company, as Subscription Agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the Follow-On Offering (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Right and the corresponding Follow-On Offering (without identifying any such beneficial owner), and (2) each such beneficial owner’s Basic Subscription Right has been exercised in full:

	Number of Shares of Common Stock Owned On the Record Date	Rights Exercised Pursuant to Basic Subscription Right	Number of Shares of Common Stock Subscribed for Pursuant to Follow-On Offering

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Provide the following information, if applicable:

Depository Trust Company (“DTC”) Participant Number:

By:

Name:

Title:

DTC Basic Subscription Confirmation Numbers(s):